                                 EXHIBIT 23.7


                     SPONSORSHIP AND ADVERTISING AGREEMENT

This Agreement (the "Agreement"), dated this 23 day of May, 2001 (the "Effective Date"), is by and between About.com, Inc. ("About"), a Delaware corporation, located at 1440 Broadway, 19th Floor, New York, New York 10018 and NeoMedia ("NeoMedia"), a Delaware corporation, located at 2201 Second Street, Suite 600, Ft. Myers, FL 33901-3083. About and NeoMedia hereby agree to the following:

                                1. Definitions

 "About Marks" shall have the meaning set forth in Section 12.B herein.

"About Search Box" means those areas of the About Network which provide the About User the opportunity to perform a search, and expressly excluding those areas of the About Network which provide an opportunity to perform a search of a third party Web site.

"About Site" means the United States version of the About Web site on the World Wide Web owned and operated by About and located at http://www.about.com, including all channels, guide sites and sub-domains thereof.

"About Network" means the About Site, all Web sites owned and operated solely by About, and those third party Web sites in which About has a right to sell advertisements.

"About User" means any user of, or visitor to, the About Network.

"Co-Branded Page" shall have the meaning set forth in Section 2.

"Launch Date" means the date on which the Qode Universal Commerce Solution is commercially available to the public via the About Network. The Launch Date shall occur on or before July 1, 2001.

"NeoMedia Marks" shall have the meaning set forth in Section 12.A.

"Net Commerce Revenue" means gross revenue generated by NeoMedia in connection with the sale of goods and services made available to the About User via the Qode Universal Commerce Solution, less taxes, returns and cost of goods sold, which amount deducted from gross revenue shall not exceed ten percent (10%) in the aggregate.

"Operating Quarter" means a three (3) month period during the Operating Term commencing either on July 1, 2001, October 1, 2001, January 1, 2002 or April 1, 2002.

"Operating Term" means the period commencing upon the Launch Date and expiring upon the end of the Term, unless terminated earlier as set forth herein.

"Qode Universal Commerce Solution" means the product search engine and shopping system developed and operated by NeoMedia which entails the use of NeoMedia's proprietary technology, involving the application of an indexed database of product information, coupons, rebates, promotions and purchase opportunities from online and offline retailers.

"Search Result Page" means those Web pages hosted by or on behalf of About, which display search results.

"Term" shall have the meaning as set forth in Section 7.A.

2.   Integration.

         A. During the Term, when an About User enters a search query within an About Search Box, upon receiving the search results, the user will also have the opportunity to receive product search results provided via the Qode Universal Commerce Solution. In furtherance thereof, About shall include a link which reads "Search Product", or as otherwise determined by About, within the About Search Box . Upon an About User "clicking" on such link, the About User shall be directed to a Web page containing only the search results generated from the Qode Universal Commerce Solution (the "Co-Branded Page"). NeoMedia shall operate, maintain and support the Co-Branded Page, which shall be surrounded by an About branded frame. NeoMedia shall not modify, disable or delete the About branded frame and upon the expiration or earlier termination of this Agreement, NeoMedia shall remove the Co-Branded Page from its servers, rendering it unavailable to users.

         B. During the Term, the Qode Universal Commerce Solution shall be the only third party comparison shopping engine which utilizes the "UPC" database and technology and About shall not promote comparision shopping services provided by the entities set forth on Exhibit A. NeoMedia may, not more than once during each consecutive six (6) month period during the Term, replace not more than two (2) competitors set forth on Exhibit A, provided however, that About may preclude NeoMedia from any such replacement in the event that About has a pre-existing relationship with any such proposed replacement entity. At no time during the Term shall the list of competitors on Exhibit A exceed five (5) entities.

3.   NeoMedia Obligations:

         A. Materials. NeoMedia shall promptly provide About with all code, graphics and other materials necessary for About to perform its obligations as set forth hereunder.

         B. Customer Support and Service. NeoMedia shall provide telephone, e-mail and Web-based support to About as reasonably necessary to implement and maintain the Qode Universal Commerce Solution. NeoMedia's customer support representatives will be available between the hours of 8 a.m. and 6 p.m. E.S.T. Monday through Friday. NeoMedia shall promptly forward to About all questions directed to NeoMedia regarding the About Network and services offered by About. NeoMedia shall provide to About such training as required to implement the Qode Universal Commerce Solution, and shall provide About with a dedicated contact who shall be available during standard business hours to answer About's questions.

         C. Uptime. The Qode Universal Commerce Solution and the Co-Branded Page shall be operational and fully functional at least 99.8% of the time during the Term of this Agreement, measured on a monthly basis, without taking into account scheduled downtime and maintenance, which shall not exceed in the aggregate, thirty (30) minutes in any one (1) month period. In the event of any downtime and/or maintenance in excess of one hundred eighteen (118) minutes, such shall be deemed a material breach and NeoMedia shall have four (4) hours in which to cure such breach. If such breach is not cured to About's satisfaction, About may terminate this Agreement immediately.

         D. Reporting. NeoMedia shall provide to About on a monthly basis (on a consistent day of the month to be mutually agreed upon by the parties), the Net Commerce Revenue generated during the previous month as well as the total amount of Net Commerce Revenue generated during the Term as of such date. Likewise, About shall provide to NeoMedia on a monthly basis (on a consistent day of the month mutually agreed upon by the parties that is at least 10 days prior to the date Neomedia is required to report Net Commerce Revenue to About), a report of page views generated in connection with the deisplay of each About Search Box. Such report of page views shall be a condition precedent to NeoMedia's reporting obligations hereunder. Failure on the part of NeoMedia to provide a monthly report shall be considered a material breach of this Agreement and notwithstanding anything herein to the contrary, if such material breach is not cured within two (2) business days of the date on which the report was due, About may terminate this Agreement immediately.

4.   About Obligations

         A. During the Term, About shall generate a minimum of 3,420,000,000 page views. About shall use commercially reasonable efforts to generate 855,000,000 during each three (3) month period during the Operating Term. Page views shall be generated in connection with the display of each About Search Box. In the event that About does not generate the total number of page views by the expiration of the Term, the Term shall extend until the total number of page views have been generated and during such extension of the Term, all terms and conditions set forth herein shall continue in full faith and effect. If an extension is required to meet the minimum total page views and if About has received a minimum of One Million Fifty Thousand Dollars ($1,050,000) in aggregate payments from NeoMedia pursuant to this Sponsorship and Advertising Agreement, then NeoMedia will have no further obligations for any minimum payment in the extension period. About shall track the number of page views generated and the number thus calculated shall govern the satisfaction of About's obligations hereunder.

         B. If this Agreement is terminated by either party prior to its expiration, About shall only be obligated to generate a pro-rated number of page views, based on the number of months and partial months in which the Term was in effect; and if this Agreement is terminated by About prior to its expiration pursuant to Section 7.B. (material breach on the part of NeoMedia), About shall not be obligated to deliver any minimum number of page views.

6. Credit. About will receive all impression, page view and reach credit resulting from About Users accessing the Co-Branded Page.

7. Term and Termination.

         A. This Agreement will commence on the Effective Date and will remain in effect for twelve (12) months from the Launch Date, unless terminated earlier or further extended, as set forth herein (the "Term").

         B. If there is a material breach of this Agreement by either party, the other party may give the defaulting party written notice specifying the particular action or condition that is claimed to constitute a material breach. Except as otherwise set forth herein, the defaulting party will have thirty (30) days (or five (5) days in the case of non-payment) from its receipt of notice to cure the breach. If the material breach is not cured by the end of the thirty
(30) day period or the five (5) day period or the ten (10) day period, as the case may be, the other party may terminate this Agreement effective immediately upon written notice to the defaulting party.

C. In addition, either party may terminate this Agreement in writing (i). Upon thirty (30) days written notice stating its intention to terminate, or (ii) immediately in the event the other party (a) ceases to function as a going concern or to conduct operations in the normal course of business, (b) has a petition filed by or against it under any state or federal bankruptcy or insolvency law which petition has not been dismissed or set aside within ninety
(90) days of its filing, or (c) sells all or substantially all of the assets of such party or any event or series of events whereby any entity acquires beneficial ownership of capital stock of such party representing fifty percent (50%) of the voting power of all capital stock of such party.

8.  Payment, Revenue Share, Payment Terms:


         A. NeoMedia shall pay About a fee of Three Hundred Fifty Thousand Dollars ($350,000) (the "Quarterly Net Commerce Revenue Fee"), which shall be paid on or before the first day of the second, third and fourth Operating Quarter. Payable via cash or wire transfer. If About generates less than 855,000,000 page views during any Operating Quarter, then the Quarterly Net Commerce Revenue Fee that is due on the first day of the subsequent Operating Quarter will be reduced by a percentage equal to the percentage shortfall for page views as calculated by dividing the actual number of page views generated by 855,000,000. For example, if About generates 755,000,000 page views in the first Operating Quarter, then NeoMedia shall only be obligated to pay About a fee of $309,064 at the beginning of the second Operating Quarter ((855,000,000 - 755,000,000) / (855,000,000) * $350,000). The parties shall share the Net
Commerce Revenue as follows: NeoMedia shall receive Ninety Five Percent (95%) of the cumulative Net Commerce Revenue generated during the Term until NeoMedia generates One Million Five Hundred Thousand

Dollars ($1,500,000). Once One Million Five Hundred Thousand Dollars ($1,500,000) of Net Commerce Revenue is generated by NeoMedia, the parties shall share the Net Commerce Revenue as follows on a monthly basis, to be paid by NeoMedia to About within thirty (30) days of the end of each month in which Net Commerce Revenue is generated: For the first Two Hundred and Fifty Thousand Dollars of Net Commerce Revenue generated in a given month, About shall receive Sixty Percent (60%) of the Net Commerce Revenue and NeoMedia shall receive Forty Percent (40%) in connection with such month; and if more than Two Hundred and Fifty Thousand Dollars in Net Commerce Revenue is generated in a given month, About shall receive forty percent (40%) of the amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) while retaining Sixty Percent (60%) of the initial Two Hundred and Fifty Thousand Dollars in Net Commerce Revenue and NeoMedia shall receive Forty Percent (40%) of the amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000). For example, if NeoMedia generates $400,000 of Net Commerce Revenue in a given month, about shall receive $210,000 ($250,000*60% + ($400,000 -$250,000)*40%).

         B. If any of the abovementioned payment is not received on or before the appropriate dates as described above, About shall have the right to charge NeoMedia interest on the overdue amount at the then current prime rate, calculated from the date due for such payment of such overdue amount until the date of NeoMedia's payment of such amount, which interest shall be in addition to such fees due and owing About.

         C. In the event this Agreement is terminated by NeoMedia, NeoMedia shall pay a portion of Net Commerce Revenues to About, prorated based on the cumulative number of page views at the time of termination, and calculated as follows: Net Commerce Revenue generated prior to the date of termination, plus 1 Million Dollars, multiplied by the cumulative number of page views through the date of termination, divided by 3.4 Million page views.


9.  Confidentiality and Public Announcements:

         A. The terms and existence of this Agreement are strictly confidential and shall not be disclosed by either party including but not limited to any disclosure to its stockholders, without the prior express, written approval of the other party, which shall not be unreasonably withheld or delayed. All material non-public information, communication or data, in any form ("Confidential Information") shall remain the sole property of the disclosing party and its confidentiality shall be maintained and protected by the receiving party with at least the same degree of care as the receiving party uses for the protection of its own confidential and proprietary information. Other than as set forth herein, the receiving party shall not disclose such Confidential Information to any third party. These restrictions shall not apply to any Confidential Information: (i) after it has become generally available to the public without breach of this Agreement by the receiving party; (ii) is rightfully in the receiving party's possession before disclosure to it by the disclosing party; (iii) is independently developed by the receiving party; (iv) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (v) is required to be disclosed under operation of law or administrative process. Upon expiration or termination of this Agreement for any reason, each party will promptly and at the direction of the other party, either destroy or return to the disclosing party, and will not take or use, all items of any nature which belong to the disclosing party and all records (in any form, format or medium) containing or relating to Confidential Information.

         B. The parties agree to issue a joint press release, the timing and content of such must be approved in advance by both parties.

10. Right to Redesign and Re-index: About may, at any time, revise the design, look and feel and layout of the About Network. If, in About's reasonable opinion, any such revision would result in the need for NeoMedia to modify its links to and/or from the About Network, About shall provide NeoMedia with a written notice stating the need for such revision, and NeoMedia shall, within not more than thirty (30) days from the date of such notice, modify its links. About shall have the right to approve in advance such modification, which approval shall not be unreasonably withheld or delayed.

11. Ownership: Other than as set forth herein, all intellectual and proprietary property and information, supplied or developed by either party shall be and remain the sole and exclusive property of the party who supplied or developed same.

12.  Grant of License:

         A. During the Term of this Agreement, NeoMedia hereby grants to About, a non-exclusive, royalty-free worldwide right and license to use, distribute, publicly perform, transmit, store, display, reproduce and copy NeoMedia tradenames, trademarks, service marks and logos delivered by NeoMedia to About (collectively, the "NeoMedia Marks"), to the extent necessary to enable About to perform its obligations under this Agreement. Except as set forth herein, no right, title, license, or interest in any NeoMedia Marks is intended to be given to or acquired by About by the execution of or the performance of this Agreement.

         B. During the Term of this Agreement, About hereby grants to NeoMedia, a non-exclusive, worldwide, royalty-free right and license to distribute, publicly perform, transmit, store, display, reproduce and copy About.com's tradenames, trademarks, service marks and logos delivered by About to NeoMedia (collectively, the "About Marks"), to the extent necessary to enable NeoMedia to perform its obligations under this Agreement. Except as set forth herein, no right, title, license, or interest in any About Marks is intended to be given to or acquired by NeoMedia by the execution of or the performance of this Agreement.

13. Representations & Warranties:

         A. About represents and warrants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; and
(iii) the About Marks do not infringe or violate any copyright, trade secret, trademark, or other proprietary right.

         B. NeoMedia represents and warrants that: (i) it is authorized to do business under the rules of the state in which it is incorporated; (ii) it is authorized to enter into this Agreement and to perform its obligations; (iii) the NeoMedia Marks, do not infringe or violate any copyright or trademark, or other proprietary right.

         C. THE QODE UNIVERSAL COMMERCE SOLUTION IS PROVIDED ON AN "AS IS" BASIS. ALTHOUGH NEOMEDIA WILL USE COMMERCIALLY REASONABLE EFFORTS TO MAINTAIN THE Qode Universal Commerce Solution, ABOUT UNDERSTANDS AND AGREES THAT THE Qode Universal Commerce Solution IS OF SUCH COMPLEXITY THAT IT MAY CONTAIN INHERENT DEFECTS. NEOMEDIA MAKES NO WARRANTY EXPRESS OR IMPLIED, WITH RESPECT TO ANY EQUIPMENT, SCANNING OR OTHER INPUT DEVICE, COMPUTER HARDWARE OR THIRD PARTY SOFTWARE USED OR PURCHASED BY ABOUT OR ANY OTHER PARTY AND USED IN CONNECTION WITH THE Qode Universal Commerce Solution. NEOMEDIA DISCLAIMS ANY AND ALL WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (II) ANY WARRANTY THAT THE Qode Universal Commerce Solution WILL OPERATE UNINTERRUPTED OR ERROR-FREE; AND (III) ANY WARRANTY REGARDING CONTINUED PROVISION OR ACCURACY OF INFORMATION. THIS MEANS THAT YOU ASSUME RESPONSIBILITY FOR ANY LIABILITY ASSOCIATED WITH USE OF the Qode Universal Commerce Solution. 14. Indemnification:

         A. About agrees to indemnify, defend and hold harmless NeoMedia and its parent, subsidiaries, affiliates, successors and assigns from any and all losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees) relating to a breach of any representation, warranty, obligation or covenant of About as set forth herein.

         B. NeoMedia agrees to indemnify, defend and hold harmless About and its parent, subsidiaries, affiliates, successors and assigns from any and all losses, liabilities, damages, actions, claims, expenses and costs (including reasonable attorneys' fees) relating to (i) a breach of any representation, warranty, obligation or covenant of NeoMedia as set forth herein; (ii) a violation or infringement of a third party patent relating to and as a result of the use of the Qode Universal Commerce Solution by About as authorized by this Agreement

         C. NeoMedia shall extend protection of the Indemnification provisions included in the Qode Universal Commerce Solution end user "Terms of Use" agreement to apply to About as a co-branded licensee.

         D. In connection with any claim or action described in this Section, the party seeking indemnification (i) will give the indemnifying party prompt written notice of the claim, (ii) will cooperate with the indemnifying party (at the indemnifying party's expense) in connection with the defense and settlement of the claim, and (iii) will permit the indemnifying party to control the defense and settlement of the claim, provided that the indemnifying party may not settle the claim without the indemnified party's prior written consent (which will not be unreasonably withheld). Further, the indemnified party (at its cost) may participate in the defense and settlement of the claim.

15.  Limitation of Liability; Disclaimer:

         A. ABOUT SHALL HAVE NO LIABILITY TO NEOMEDIA OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS OPPORTUNITIES, WHETHER OR NOT ABOUT WAS ADVISED OF THE POSSIBILITY OF SUCH. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR NOTICE TO ABOUT OF THE POSSIBILITY OF SUCH DAMAGES OR NOTWITHSTANDING WHETHER SUCH DAMAGES WERE FORESEEABLE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ABOUT DOES NOT MAKE ANY, AND ABOUT HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. NeoMedia's sole remedy, as it relates to any breach by About of its obligations hereunder, shall be limited to the value associated with the page views not generated.

         B. IN NO EVENT SHALL NEOMEDIA HAVE ANY LIABILITY TO ABOUT OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, GENERAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR OTHER DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING FROM THE USE OF OR INABILITY TO USE THE QODE UNIVERSAL COMMERCE SOLUTION, INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOSS OF DATA, OR OTHERWISE, HOWEVER CAUSED AND WHETHER ARISING UNDER CONTRACT, TORT OR OTHER THEORY OF LIABILITY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR NOTICE TO NEOMEDIA OF THE POSSIBILITY OF SUCH DAMAGES OR NOTWITHSTANDING WHETHER SUCH DAMAGES WERE FORESEEABLE. THIS LIMITATION SHALL NOT APPLY TO DAMAGES FOR PERSONAL INJURY OR DEATH. ABOUT'S SOLE REMEDY, AS IT RELATES TO ANY OF NEOMEDIA'S OBLIGATIONS HEREUNDER, SHALL BE LIMITED TO THE NET COMMERCE REVENUES LESS ANY NET QUARTERLY REVENUE FEES PAID TO ABOUT.

         C. Both parties represent the establishment of any links and the impressions do not in any way constitute endorsement or acceptance of the content of the other party's Web page or Web site.

16.  General.

         A. Independent Contractors. Each party is an independent contractor and not an employee of the other party and neither party shall be deemed a partner or joint venturer of the other. Each party understands and agrees that (i) its employees are not entitled to any benefits provided to any employee of the other party and (ii) it is solely responsible for reporting as income any compensation received hereunder.

Each party is responsible for compliance with all federal, state and local laws, regulations and orders in connection with taxes, unemployment insurance, social security, worker's compensation, disability or like matters.

         B. Entire Agreement. This constitutes the entire agreement between the parties with respect to the subject matter hereof, and no statement, promise, or inducements made by either party or agent of either party that is not contained in this written Agreement shall be valid or binding. This Agreement may not be modified or altered except in writing signed by both parties and endorsed thereon.

         C. Severability. In the event any provision of this Agreement is held to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

         D. Governing Law. This Agreement will be governed by the laws of the State of New York without giving effect to conflict of laws principles. Both parties submit to exclusive jurisdiction in New York and agree that any cause of action arising under this Agreement shall be brought in the state and federal courts of the State of New York, New York County.

         E. Force Majeure. Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party's reasonable control and that such party is unable to overcome through the exercise of commercially reasonable diligence (a "force majeure event"). If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event.

         F. Assignment. Neither party may assign the Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that either party may assign the Agreement to an affiliate or successor by way of purchase, merger, consolidation or similar transaction, subject to the requirement that the Agreement shall be binding and enforceable against any successor or assign.

         G. Survival. Sections 1, 3.D., 8 (to the extent any fees have not been paid), 9, 11, 13, 14, 15 and 16 shall survive expiration or any earlier termination of this Agreement.

         I. Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with an overnight courier, three (3) days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices sent to About will be addressed to General Counsel and notices sent to NeoMedia will be addressed to CEO/President and each will be sent to the appropriate address set forth above or such other address as that party may specify in writing pursuant to this Section.



Agreed and Accepted:

NEOMEDIA                                    ABOUT.COM, INC.

Name:  Rudolf F. Mosny                      Name:  Kimberly Krouse

Title: Exec. VP International, COO          Title: Vice President, Marketing &
                                                   Strategic Dev

Signature: /s/ Rudolf F. Mosny              Signature: /s/ Kimberly Krouse

Date: May 23, 2001                          Date: May 23, 2001